HANCOCK JAFFE LABORATORIES, INC.

April 30, 2018

Benedict Broennimann, M.D.

Dear Ben:

This letter is intended to memorialize our discussions with respect to certain requests that you have made to assign amounts owed to you pursuant to your employment agreement with Hancock Jaffe Laboratories, Inc. (“Hancock Jaffe”) dated August 30, 2016 and as amended on April 2, 2018 (collectively the “Employment Agreement”), and with respect to your willingness to accept a portion of the deferred compensation owed to you pursuant to the Employment Agreement in shares of Hancock Jaffe common stock.

As of April 30, 2018, the amount of deferred compensation owed to you pursuant to the Employment Agreement is $500,000 (the “Deferred Compensation”). You have requested that we permit you to assign your rights to the Deferred Compensation to Rosewall Ventures Ltd. Life Sciences Engineering (“Rosewall Ventures”). Hancock Jaffe consents to such assignment.

Hancock Jaffe has requested that you accept a portion of the Deferred Compensation now owed to Rosewall Ventures in common shares of Hancock Jaffe at a value of $4.50 per share, which is equal to the value at which the Hancock Jaffe Series B Preferred shareholders will convert their preferred stock into common shares of Hancock Jaffe upon the occurrence of an initial public offering of Hancock Jaffe common shares. In lieu of a cash payment, you consent that Rosewall Ventures will accept $ 200,000 of the Deferred Compensation in shares of Hancock Jaffe common stock, at a value of $4.50 per share.

We have begun to discuss the parameters of your new role as the Chief Medical Officer (OUS) of Hancock Jaffe, and in particular, the responsibilities that you will assume in connection with Hancock Jaffe’s ongoing product development efforts. Once we agree on such parameters and your new compensation, we will enter into a new engagement agreement for your services with Rosewall Ventures, and execute such other documents as may be necessary to effectuate the terms of this letter.

I appreciate all that you have done for Hancock Jaffe and look forward to working closely with you as we enter into the next chapter of the company’s development.

Sincerely,	Acknowledged and Agreed:

/s/ Robert A. Berman	/s/ Benedict Broennimann, M.D.
Robert A. Berman	Benedict Broennimann, M.D.
CEO

Hancock Jaffe Laboratories, Inc. 70 Doppler Irvine, California 92618 USA

Phone (949) 261 2900 Fax (949) 261 2992 e-mail info@hancockjaffe.com